UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a party other than the Registrant [X]

Check the appropriate box:

[_]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]       Definitive Proxy Statement

[_]       Definitive Additional Materials

[X]       Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee paid previously with preliminary materials.
[_]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On May 23, 2025, Kent Lake Partners issued the following press release:

Kent Lake Responds to Quanterix’s Post-Effective Amendment and Akoya’s Superior $1.40-per-Share Alternative Proposal

RINCON, Puerto Rico – (BUSINESS WIRE) – Kent Lake PR LLC (“Kent Lake”), a holder of approximately 6.9% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), today issued the following statement regarding the Company’s Post-Effective Amendment to its S-4 registration statement and Akoya Biosciences’ (“Akoya”) (NASDAQ: AKYA) disclosure of an unsolicited all-cash offer at $1.40-per-share.

“Quanterix’s amended merger terms (the “Amended Merger Agreement”), structured to avoid a shareholder vote, already commit the company to pay $20 million in cash alongside 8.4 million newly issued shares in its misguided pursuit of Akoya. On May 20, 2025, Akoya disclosed an unsolicited third-party all-cash tender offer at $1.40-per-share, a 22% premium over Akoya’s 30-day VWAP and Quanterix’s implied offer price under the Amended Merger Agreement. To match this clearly superior proposal, Quanterix would need to increase its cash consideration by an additional $20 million.

The Quanterix Board must not double down on this value-destructive merger.

At approximately $4.75-per-share, Quanterix trades at a material discount to its net cash position, reflecting investor concerns over the significant value destruction resulting from this transaction. The post-effective amendment filed by Quanterix clearly acknowledges stockholder opposition as a key driver behind renegotiating the merger terms, ultimately leading to the removal of the shareholder voting requirement:1

•	"…Dr. Toloue had communicated…that some of Quanterix’s largest stockholders expressed concerns that the market had deteriorated…and, as a result, no longer intended to vote in favor of the share issuance contemplated in the Original Merger Agreement.”

•	“Representatives of Spotlight conveyed their estimation that the likelihood of obtaining Quanterix stockholder approval for the share issuance on the terms set forth in the Original Merger Agreement was low.”

•	“…the Akoya Strategic Transactions Committee discussed the high degree of risk that the conditions to the closing of the transaction, on the terms contemplated in the Original Merger Agreement, would not be satisfied, and therefore that the transaction would not be consummated.”

At this point, we believe the pursuit of an alternative competitive proposal by the Quanterix Board would place Quanterix’s balance sheet at significant risk.

Dr. Toloue promises the combined company will break even in 2026, but his projections have already been missed twice in 2025 and cannot be relied upon. Simple math does not support his claims for break-even in 2026, given the combined companies are currently burning over $80 million. Even if he achieves the $55 million in synergies he promises, it will still leave Quanterix burning $25 million in 2026. Counting on significant revenue growth in 2026 is far too risky given the proposed 2026 NIH budget cuts.

1 Amended Background to the Merger, beginning on page 222 of the Post-Effective Amendment, filed May 21, 2025.

If Quanterix raises its cash offer for Akoya, that will create significant balance sheet risk during a period of industry turmoil and would represent a fiduciary breach by the Quanterix Board. Additionally, if the Board further pursues Akoya, they should understand they are doing so against the will of their own shareholders.

Quanterix currently has an enterprise value of negative $80 million. While Dr. Toloue continues to blame the macro environment for Quanterix’s share price decline, we challenge him to identify any other life science tools company generating over $100 million in revenue and trading at a negative enterprise value. This proves that investors see value destruction, not value creation, in the Akoya deal. If the Board chooses to ignore this strong market signal yet again, it demonstrates they are continuing to act against the expressed views of their largest shareholders, as well as the market overall.

In response to this clearly superior third-party proposal for Akoya, we call upon the Quanterix Board to allow Akoya to accept a superior proposal without increasing the purchase consideration offered by Quanterix. Increasing the Akoya purchase consideration in any way while simultaneously denying Quanterix shareholders their right to vote on the Merger, which the Board knows Quanterix shareholders do not support, and puts Quanterix’s balance sheet further at risk, would represent a breach of fiduciary duty.

Additionally, if the Quanterix Board undervalues their own shares to such an extent that they are willing to weaken their balance sheet significantly and issue shares at a negative enterprise value to acquire a struggling Akoya, they should instead run a strategic alternatives process on Quanterix and sell the company to the highest bidder."

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE PARTNERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,688,472 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,688,472 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,688,472 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com